Filed Pursuant to Rule 424(b)(3) Registration No. 333-126774

PROSPECTUS SUPPLEMENT
(to prospectus dated October 28, 2005

and supplemented on November 30 and

December 1, 2005 and on January 17 and March 2, 2006)

M-Systems Finance Inc.

$75,000,000

1.0% Convertible Senior Notes due 2035

Payment of all principal, interest and additional amounts, if any, payable on the convertible notes is unconditionally guaranteed by and convertible into ordinary shares of M-Systems Flash Disk Pioneers Ltd.

M-Systems Flash Disk Pioneers Ltd.

2,634,960 ordinary shares issuable upon conversion of the convertible notes

This prospectus supplement supplements the prospectus dated October 28, 2005 and supplemented November 30 and December 1, 2005 and January 17 and March 2, 2006 (the "prospectus") of M-Systems Finance Inc. and M-Systems Flash Disk Pioneers Ltd. relating to the resale by certain securityholders or their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $75,000,000 aggregate principal amount of the 1.00% Convertible Senior Notes due 2035 of M-Systems Finance Inc. and the ordinary shares of M-Systems Flash Disk Pioneers Ltd. issuable upon conversion of the notes.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING SECURITYHOLDERS

Set forth below, among other things, is the name and address of a selling securityholder that has been previously identified in the prospectus, the principal amount of the notes beneficially owned by and that may be offered by such selling securityholder pursuant to the prospectus and the number of ordinary shares into which the notes owned by such selling securityholder are convertible. All information concerning beneficial ownership is based upon information provided to us by the selling securityholder. The information set forth in the table below replaces in its entirety the information about such selling securityholder set forth in the prospectus:

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Name and Address of Selling Securityholder	Aggregate Principal Amount of Convertible Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Convertible Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Convertible Notes Beneficially Owned if All Convertible Notes That May Be Offered Hereby are Resold(1)	Ordinary Shares Beneficially Owned Upon Conversion of the Convertible Notes That May Be Offered for Resale(2)	Percentage of Equity Capital Beneficially Owned Prior to Any Resale(2)(3)	Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold	Percentage of Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold
CNH CA Master Account, L.P. Two Greenwich Plaza, 3rd Floor Greenwich, CT 06830 (4)	$15,000,000	20.0%	-	562,992	1.46	0	0

(1)        Assumes $75,000,000 aggregate principal amount of convertible notes outstanding.

(2)        Assumes conversion of all of the holder`s convertible notes at a conversion rate of 35.1328 ordinary shares per $1,000 principal amount of convertible notes. This conversion rate will be subject to adjustment as described in the prospectus under "Description of Convertible Notes-Conversion Rights." As a result, the number of ordinary shares issuable upon conversion of the convertible notes may increase or decrease in the future.

(3)        Includes ordinary shares issuable upon conversion of the convertible notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. Calculated based on Rule 13d-3(d)(1) of the Exchange Act, assuming 36,105,102 ordinary shares outstanding as of June 30, 2005.

(4)        CNH Partners, LLC is investment adviser of the selling securityholder and has sole voting and dispositive power with respect to such convertible notes and the ordinary shares issuable upon conversion thereof. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

The date of this prospectus supplement is May 23, 2006

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